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                                                                      Exhibit 15


Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

We are aware that our report dated July 14, 1999 on our review of the interim financial information of Dexter Corporation as of June 30, 1999 and 1998, and for the three and six month periods then ended, and included in this Form 10-Q is incorporated by reference in the company's registration statements on Form S-8, Registration Nos. 2-63959, 33-27597, 33-53307, 33-53309, 333-02985,
333-04081, 333-42663 and 333-76873. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Springfield, Massachusetts
July 30, 1999